Exhibit 99.1

FOR IMMEDIATE RELEASE

MaxLinear, Inc. Acquires Wireless Access Assets from Microsemi Corporation

Transaction Accelerates Entry into Wireless Infrastructure Market

CARLSBAD & ALISO VIEJO, Calif. – April 28, 2016 – MaxLinear, Inc. (NYSE: MXL), a leading provider of radio frequency (RF) and mixed-signal integrated circuits for cable and satellite broadband communications, the connected home, and for data center, metro, and long-haul fiber networks, today announced the acquisition of certain assets and the assumption of certain liabilities related to Microsemi Corporation’s Broadband Wireless Division, which was previously part of PMC-Sierra, Inc. These acquired assets and assumed liabilities specifically address wireless infrastructure markets, including wideband RF transceivers and synthesizers for 3G, 4G, and future 5G cellular base station and remote radio head (RRH) unit platforms.

The acquisition accelerates MaxLinear’s total addressable market expansion efforts in the wireless infrastructure market. Based on third-party data and management estimates, MaxLinear estimates that the serviceable available market for wireless base station transceivers was approximately $500 million in 2015, and is expected to grow at a substantial rate over the next 5 years. The acquisition complements MaxLinear’s multi-year organic development initiative in wireless microwave backhaul solutions.

“The migration from 2G to 3G and 4G network architectures, the proliferation of higher frequency wireless RF bands, and the increase in channel bandwidth in each successive generation of cellular technology have significantly increased the complexity of wireless access technologies. We expect further increases in complexity with the adoption of 5G architectures, operating frequency ranges around 28GHz, and cumulative aggregated channel bandwidths of about 1GHz across all cellular frequency bands,” said Dr. Kishore Seendripu, CEO of MaxLinear. “These trends necessitate the integration of multiple transceivers in each radio head to reduce system-level cost, reduce power, increase coverage, and maximize data bandwidth performance. We believe that by combining these acquired Microsemi wireless access technology platform assets with MaxLinear’s proven low-power, digital CMOS, radio-frequency mixed-signal capabilities, we will deliver highly differentiated, and superior solutions to address the emerging challenges in wireless markets.”

“From a business perspective, this acquisition brings strategic customer engagements with tier-one OEM’s and their operator partners that we plan to expand upon with our existing wireless backhaul organic initiatives,” Dr. Seendripu concluded.

MaxLinear paid approximately $21.0 million in cash and assumed certain liabilities in exchange for the acquired assets. MaxLinear may record charges for amortization of purchased intangible assets in the second quarter of 2016, and expects that it will incur incremental transaction-related deal expenses and expenses associated with post-closing transition services related to the acquisition. The amounts of these charges have not yet been determined. Excluding the charges referenced above, MaxLinear currently expects this transaction to be approximately neutral to GAAP and non-GAAP earnings per share in 2016 and to become accretive to GAAP and Non-GAAP earnings per share in 2017.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our expectations with respect to impact of the acquisition of certain assets and assumption of certain liabilities of Microsemi Corporation’s Broadband Wireless Division on our future business and future financial performance; management’s views with respect to the current wireless infrastructure market and its prospects for growth; potential accounting charges arising from the acquisition in the second quarter of fiscal 2016; and the impact of the transaction on GAAP and non-GAAP earnings per share in 2016 and 2017. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. The acquisition announced today presents particular risks associated with our ability to integrate the acquired business and maintain relationships with employees, vendors, and customers. In addition, our current expectations with respect to the growth opportunity presented by the wireless infrastructure market is based on certain assumptions that are themselves subject to substantial risk and uncertainties. Additional risks and uncertainties that could affect our assumptions concerning the potential impact of the acquisition and that affect our business, operating results, financial condition, and stock price generally, include intense competition in our industry; our dependence on a limited number of customers for a substantial portion of our revenues; uncertainties concerning how end user markets for our products will develop; potential uncertainties arising from continued consolidation among cable television and satellite operators in our target markets and continued consolidation among competitors within the semiconductor industry generally; our ability to develop and introduce new and enhanced products on a timely basis and achieve market acceptance of those products, particularly as we seek to expand outside of our historic markets; potential decreases in average selling prices for our products; limited trading volumes; risks relating to intellectual property protection and the prevalence of intellectual property litigation in our industry, including pending litigation against us by a third party in the United States District Court in Delaware; our reliance on a limited number of third party manufacturers; and our lack of long-term supply contracts and dependence on limited sources of supply. In addition to these risks and uncertainties, investors should review the risks and uncertainties contained in our filings with the Securities and Exchange Commission (SEC), including the information set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2015. In addition, when available, investors should review the information to be set forth under the caption “Risk Factors” in MaxLinear’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which MaxLinear expects to file in May 2016. All forward-looking statements are based on the estimates, projections and assumptions of management as of April 28, 2016, and MaxLinear is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

About MaxLinear, Inc.

MaxLinear, Inc. (NYSE:MXL) is a global provider of integrated, radio frequency, and mixed-signal integrated circuits and SoCs. The company is a pioneer in multimedia over coax alliance (MoCA) technology and its products serve broadband communications and infrastructure industries, including cable TV, satellite TV, data center, metro, and long-haul optical transport network applications. MaxLinear is headquartered in Carlsbad, California. For more information, please visit www.maxlinear.com.

MxL, Full-Spectrum Capture, FSC and the MaxLinear logo are trademarks of MaxLinear, Inc. Other trademarks appearing herein are the property of their respective owners.

MaxLinear Inc. Press Contact:	MaxLinear Inc. Corporate Contact:
David Rodewald The David James Agency LLC Tel: 805-494-9508 david@davidjamesagency.com	Gideon Massey Investor Relations Specialist Tel: 949-333-0056 gmassey@maxlinear.com